Exhibit 10.1

UROGEN PHARMA LTD.

AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR AND OFFICER1 COMPENSATION POLICY

1.            INTRODUCTION

1.1          UroGen Pharma Ltd. (“Company”) is a biotechnology company dedicated to developing and commercializing innovative solutions that treat urothelial and specialty cancers.

1.2          On May 9, 2017, the Company registered its shares on the Nasdaq Global Market (URGN).

1.3          Per the provisions of Amendment 20 (“Amendment 20”) to the Companies Law 5759-1999 (“Companies Law”), the Company’s Board of Directors (“Board”) has established a Compensation Committee (“Compensation Committee”). After consideration of the provisions of Amendment 20, the Compensation Committee has recommended that the Board adopt this Amended and Restated Non-Employee Director and Officer Compensation Policy (“Compensation Policy”). The Board has considered the Compensation Committee’s recommendation and on the basis of such recommendation has approved the Compensation Policy.

1.4          Several main principles and objectives form the basis of the Compensation Policy: (a) to promote the Company’s mission, long term goals and targets; (b) to create appropriate incentives for the Company’s directors and officers with the aim of aligning such directors’ and officers’ compensation with the Company’s mission and goals, taking into account, among other things, the compensation ranges for similar roles in the life sciences industry in the U.S.; (c) to adopt a compensation package combination that matches the size of the Company and the nature of its activities also in the context of comparable publicly-traded life science companies - of similar market capitalization and/or stage of development; and (d) to comply with the provisions of the Companies Law by compensating those eligible pursuant to the Compensation Policy, based on their contribution and their efforts to the development of the Company’s business and promotion of its goals, in the short and long term.

1.5          The Compensation Policy shall be in effect from the date the shareholders of the Company approve it at the Company’s 2025 annual meeting of shareholders (“Effective Date”). The Compensation Committee and the Board shall review the Compensation Policy from time to time, as required by the Companies Law. The Compensation Policy shall be reapproved (subject to changes to be decided by the Compensation Committee), as required by applicable law.

1.6          The Compensation Policy shall be subject to all mandatory provisions of any applicable law which apply to the Company and its directors and officers, and to the Company’s Articles of Association.

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1 The term “officer” for purposes of this policy shall refer to any employee of the Company that meets either the definition of an officer set out in (i) the Companies Law: “a chief executive officer, chief operating officer, chief financial officer, and/or chief medical or scientific officer and other manager/officer who reports directly to the chief executive officer”, or (ii) Rule 16(a)-1(f) of the Securities Exchange Act of 1934, as amended.

2.            THE COMPENSATION POLICY

2.1          Parameters for Examining the Officer Compensation Terms. In general, the compensation terms for officers shall be examined, while taking into consideration, among other things, the following parameters:

2.1.1      The education, qualifications, expertise, seniority (in the Company in particular, and in the officer’s profession in general), professional experience and achievements of the officer;

2.1.2      The officer’s position, and his previous agreements;

2.1.3      The officer’s contribution to the Company’s business and stability;

2.1.4      The degree of responsibility imposed on the officer;

2.1.5      The Company’s need to retain officers who have skills, know-how or unique expertise;

2.1.6      The Company’s global nature; and

2.1.7      The ratio between the officer’s employment terms and conditions and other Company employees and/or contract workers employed by the Company and in particular the ratio between such officer’s compensation to the average wage and the median wage in the Company and the impact of the differences on employment costs and labor relations in the Company; and

2.1.8      Reasonable and customary terms of employment of similar officers in similar companies in the field of life science and pharmaceutical drug development and commercialization (valuation, number of employees, regulatory path, etc.) based on market conditions, compensation parameters and experience, and relative benchmarking analysis to such comparable companies, as compiled by an independent compensation consultant engaged by the Compensation Committee (the “Market Benchmark”).

2.2          Compensation Terms of Officers. The Company shall be entitled to grant to its officers (to all or part of them) a compensation package which may include a signing bonus, base salary, commissions (if applicable), annual cash bonus, Share-based Compensation (as defined below), retirement grants, or any combination thereof.

2.2.1      Base Salary. The base salary of each officer in the Company, whether paid as salary or as service fee through a management contract against a proper invoice, shall be determined based on the parameters specified in Section 2.1 above (“Base Salary”). In any case where an officer is providing services through a management services agreement and consideration is paid against an invoice, for the purpose of the Compensation Policy, the Base Salary of such officer shall be deemed to be equal to approximately seventy-five percent (75%) of the total consideration paid for his or her services under such invoice, excluding VAT. The Base Salary of officers whose company car tax liability is grossed up and paid by the Company, shall be deemed to be commensurately below that (approximately seventy percent (70%)) of the total consideration paid for his or her services, excluding VAT.

The Compensation Committee and the Board shall be entitled to update the Base Salary and other terms of engagement of the Company’s Chief Executive Officer (“CEO”) without shareholder approval, if such terms are not materially more favorable than in the previous engagement, which itself received Board, Compensation Committee and shareholder approval. Additionally, the CEO may approve non-material changes to a subordinate officer’s engagement terms in accordance with this Compensation Policy, without further approval by the Compensation Committee or Board. In general, and without derogating from further limitations under applicable law, updating the Base Salary at a rate that exceeds fifteen percent (15%) per year, of the Base Salary prior to such update (without taking into account any linkage differentials) will be deemed a material change (“Material Change”) and shall be considered as a deviation from this Compensation Policy. As of the Effective Date:

2.2.1.1   Base Salary for the chief executive officer (“CEO”) shall be the maximum of (i) the 75th percentile of the Market Benchmark for chief executive officers, (ii) the latest shareholder approved compensation package for the CEO, subject to an annual updating at a rate not to exceed fifteen percent (15%) per year, or (iii) in the case of a newly appointed CEO, the previously approved compensation package for the CEO, subject to an annual updating at a rate not to exceed fifteen percent (15%) per year.

2.2.1.2   Base Salary for any officer reporting directly to the CEO shall be the maximum of(i) the 75th percentile of the Market Benchmark for such officer, (ii) the latest shareholder approved compensation package for the respective officer, subject to an annual updating at a rate not to exceed fifteen percent (15%) per year, or (iii) in the case of a newly appointed officer, the previously approved compensation package for such officer, subject to annual updating at a rate not to exceed fifteen percent (15%) per year.

2.2.2      Additional Terms of Compensation. The compensation for each officer may include additional standard benefits such as social benefits, pension insurance, managers’ insurance, study fund, car allowance, mobile phone allowance, and medical insurance. For the avoidance of doubt, in any event, the aggregate amount and/or update of such additional benefits shall not exceed fifty percent (50%) of the officer’s Base Salary, excluding such officers whose company car tax liability is grossed up and paid by the Company, in which case such additional benefits shall not exceed seventy percent (70%) of the officer’s Base Salary.

2.2.3      Insurance, Exculpation and Indemnification. The officers of the Company shall be entitled to benefit from the insurance, exculpation and indemnification arrangements, to be approved from time to time by the Company, pursuant to the provisions of the Articles of Association of the Company and applicable law.

2.2.4      Retirement Terms

2.2.4.1   Advance Notice. The advance notice period shall be determined individually with respect to each officer, taking into consideration the parameters set forth in Section 2.1 above, but shall not exceed a period of twelve (12) months advance notice (“Advance Notice”), except in cases whereby a severance payment is specified in the officers’ employment agreement for termination without cause or for good reason.

2.2.4.2   In any event the combination of an Advance Notice and a retirement grant provided to a Company officer shall not exceed a period of twelve (12) months all together.

2.2.5      Annual Cash Bonus

2.2.5.1   Maximum Amount of the Annual Cash Bonus. The compensation package of officers may include an annual cash bonus based on long-term measurable criteria and non-measurable criteria as set forth hereunder (“Bonus”).

In the event that an officer is eligible for a Bonus, pursuant to the terms of his or her employment, the Bonus shall be subject to the following:

• The Bonus of each officer shall not exceed the greater of (i) twelve (12) times such officer’s monthly Base Salary and (ii) the latest shareholder approved Bonus rate (expressed as a multiple of Base Salary) for such officer.

• Except as otherwise approved by the shareholders, the aggregate amount of all Bonuses, including the cash component of any Exceptional Awards, paid to each of the Company’s officers (on an annual basis), on the date of payment thereof, shall not exceed the gross sum equal to 150% (one hundred fifty percent) of the Base Salary with respect to such Company’s officers.

• The Bonus will be based mainly (in the case of the CEO, as agreed to in the CEO’s employment agreement) on measurable criteria consistent with goals and objectives established by the Board or Compensation Committee in their sole discretion, which may include those related to clinical, regulatory, manufacturing, commercial, business development, or any other criteria contemplated by the definition of “Performance Criteria” (or similar term) within the Company’s 2017 Equity Incentive Plan, as amended from time to time or any successor plan thereto (the “Plan”).

2.2.5.2   The Board shall have discretion to reduce any amount out of the Bonus, excluding such bonuses the Company is obligated to pay its employees under any valid employment agreement and any such measurable criteria thereunder.

2.2.6      Share-based Compensation

2.2.6.1   The Board shall be entitled to grant to the Company’s directors and officers: Options (as defined in the Plan), Restricted Stock Unit Awards (as defined in the Plan, and as used herein, “Restricted Stock Units”) or any other share-based compensation (collectively, “Share-based Compensation”), pursuant to the Plan. The Board has delegated authority to the Compensation Committee to grant Share-based Compensation under the Plan to certain officers pursuant to the charter of the Compensation Committee, and may delegate its authority to grant Share-based Compensation under the Plan to another committee of the Board if it first sets the criteria for such grants (type, number of shares per position, term of Option and vesting schedule). Further the Board may delegate the authority to issue the shares so issuable upon conversion or exercise of convertible securities to a committee or the CEO.

2.2.6.2   The amount of Share-based Compensation granted to the Company’s officers initially upon commencement of employment shall not exceed:

• CEO - 600,000 (six hundred thousand) Options and/or Restricted Stock Units, in the aggregate; and

• Any officer reporting directly to the CEO - 300,000 (three hundred thousand) Options and/or Restricted Stock Units, in the aggregate.

2.2.6.3   In addition, the amount of Share-based Compensation granted to the Company’s officers on an annual basis (excluding initial grants to officers during the year of commencement of employment) shall not exceed:

• CEO - 600,000 (six hundred thousand) Options, Restricted Stock Units, Performance Stock Awards (as defined in the Plan) and/or other Stock Awards (as defined in the Plan), in the aggregate; and

• Any officer reporting directly to the CEO - 300,000 (three hundred thousand) Options, Restricted Stock Units, Performance Stock Awards and/or other Stock Awards, in the aggregate.

2.2.6.4   When discussing the grant of a Share-based Compensation to an officer of the Company, the Compensation Committee and the Board shall consider whether the aforesaid grant is a suitable incentive for increasing the Company’s value in the long term, the economic value of the grant, the exercise price and the other terms

2.2.6.5   Except as otherwise approved by the shareholders, Share-based Compensation, if granted, shall mature in installments or vesting periods (or depend on meeting milestones) which shall take into account the appropriate incentive, in light of the Company’s objectives in the years following the approval of the grant, and in any event the vesting for an officer’s first grant of Share-based Compensation shall include (i) a minimum first vesting cliff of one (1) year after the commencement of the officer’s employment with the Company or subsidiary thereof; and (ii) a minimum period for full vesting of thirty-six (36) months after the commencement of the officer’s employment with the Company or a subsidiary thereof. As of the second grant to an officer, full vesting shall occur no earlier than thirty-six (36) months from the date of such applicable grant except for PSUs which vest upon the achievement of key deliverables, milestones or other criteria contemplated by the definition of “Performance Criteria” (or similar term) within the Plan.

2.2.6.6   The exercise price and any other terms of the grant will be determined by the Compensation Committee or the Board, as required by any applicable law and consistent with the terms of the Plan.

2.2.6.7   The Compensation Committee has decided that in light of the limitations specified in Section 2.2.6.2 above, a limitation on the fair value of the Share-based Compensation after the date of grant will not be imposed under this Compensation Policy.

2.2.7      Additional Payment of Exceptional Awards for Achievement of Key Deliverables/Milestones. The compensation package of officers may include exceptional awards for the achievement of key deliverables or milestones in the form of cash bonus, or in the form of equity awards, in all cases as determined at the discretion of the Compensation Committee and/or the Board (“Exceptional Awards”).

2.2.8      Claw Back

2.2.8.1   Compensation paid pursuant to the Compensation Policy is subject to recoupment in accordance with the terms of the Company’s Incentive Compensation Recoupment Policy adopted pursuant to Section 10D of the Exchange Act, Rule 10D-1 promulgated thereunder and Nasdaq Listing Rule 5608, as in effect from time to time (the “Dodd-Frank Clawback Policy”).

2.3          Changes to an Existing Agreements with Officers. Any changes to the terms and conditions of an employment agreement with an officer, shall be examined by the Compensation Committee in order to determine whether: (i) the change is considered a Material Change in comparison to such officer’s current employment terms; and (ii) whether such change is in compliance with the Compensation Policy.

2.4          Compensation of Non-Employee Directors

2.4.1      Each member of the Board who is not also serving as an employee of the Company or any of its affiliates (each such member, an “Eligible Director”) will receive the compensation described in this Compensation Policy for his or her Board service. An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be.

2.4.2      The annual cash compensation amount set forth below is payable in equal quarterly installments, payable in arrears on the last business day of each fiscal quarter in which the service occurred and payable in any currency elected in writing by each Eligible Director prior to the applicable payment date. In the event an Eligible Director elects to receive a payment of his or her annual compensation in a non-U.S. currency, the Company shall convert such payment amount into the applicable non-U.S. currency by reference to the applicable foreign currency exchange rate published in the Wall Street Journal (or such other source as the Company deems reliable) on the date that is three (3) U.S. business days prior to the payment date. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service, and regular full quarterly payments thereafter, as follows:

Position	Board		Audit Committee		Any Other Committee
Chairman	US$	95,000	US$	20,000	US$	15,000
Eligible Director/Member	US$	45,000	US$	7,500	US$	5,000

2.4.3      The annual cash compensation will be paid quarterly.

2.4.4      The compensation of the Company’s directors, who also serve as executive officers, shall be subject to the limitations as set forth above in this Compensation Policy. To the extent applicable, the compensation of the Company’s external directors (“External Directors”) shall be in accordance with the Companies Regulations (Rules Regarding the Compensation and Expenses of an External Director), 5760-2000 (“Compensation of Directors Regulations”).

2.4.5      Subject to applicable law, compensation shall be allowed in amounts higher than what is stated in the Compensation of Directors Regulations if any of the External Directors is a professional director, an expert director or a director who makes a unique contribution to the Company.

2.4.6      The Company shall be entitled to pay to its External Directors Share-based Compensation subject to applicable law and under the restrictions as set forth under section 2.2.6, but in any event the aggregate fair value of the Share-based Compensation, measured at the time of a new grant, for all of the External Directors of the Company, as a group, in a five-year period, shall not exceed a fair value of US$5,000,000 (five million U.S. Dollars).

2.4.7      The equity compensation set forth below will be granted under the Plan. All stock options granted under this Compensation Policy will have an exercise price per share equal to 100% (one hundred percent) of the Fair Market Value (as defined in the Plan) of the underlying Ordinary Shares on the date of grant, and a term of ten (10) years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan).

2.4.7.1   Initial Grant: On the date of the Eligible Director’s initial appointment or election to the Board following the Effective Date (or, if either such date is not a market trading day, the first market trading day thereafter), each newly appointed Eligible Director will be automatically, and without further action by the Board or Compensation Committee, but subject to shareholders approval, if required, granted either (A) an Option to purchase 40,000 (forty thousand) Ordinary Shares or (B) (i) an Option to purchase 20,000 (twenty thousand) Ordinary Shares and (ii) 16,000 (sixteen thousand) Restricted Stock Units. The exercise price of each such Option shall equal the closing pricing of the Ordinary Shares on the date of grant. The shares subject to each such Option and Restricted Stock Units will vest in equal quarterly installments for 12 (twelve) quarters, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through such vesting dates. A grant in excess of the foregoing Initial Grant may be applied as an inducement for Eligible prospective or existing Directors, including the Chairman of the Company, in cases where the Board deems it appropriate in order to advance the interests of the Company, including without limitation in the case of the need for specific skills or leadership criteria on the Board. Each Eligible Director shall elect whether to receive the Option described in clause (A) above or alternatively the Option and Restricted Stock Units described in clause (B) above, pursuant to election procedures established by the Company; provided, however, that if an Eligible Director does not timely make such election, the grant pursuant to this Section 2.4.7.1 will be the Option described in clause (A) above.

2.4.7.2   Annual Grant: On the date of each annual shareholders meeting of the Company held on and after the Effective Date, each Eligible Director who continues to serve as a non-employee member of the Board following such shareholders meeting will be automatically, and without further action by the Board or Compensation Committee, granted either (A) an Option to purchase 20,000 (twenty thousand) Ordinary Shares or (B) (i) an Option to purchase 10,000 (ten thousand) Ordinary Shares and (ii) 8,000 (eight thousand) Restricted Stock Units. The exercise price of each such Option shall equal the closing pricing of the Ordinary Shares on the date of grant. The shares subject to each such Option and Restricted Stock Units will vest in equal quarterly installments for 4 (four) quarters, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through such vesting dates. Each Eligible Director shall elect whether to receive the Option described in clause (A) above or alternatively the Option and Restricted Stock Units described in clause (B) above, pursuant to election procedures established by the Company; provided, however, that if an Eligible Director does not timely make such election, the annual grant for that annual shareholders meeting pursuant to this Section 2.4.7.2 will be the Option described in clause (A) above. If a director joins the Board between annual meetings, the annual grants awarded at his/her first annual meeting will be pro-rated based on the duration of service leading up to the meeting date as follows: (i) for service between 0 (zero) and 90 (ninety) days - no grant; (ii) for service between 91 (ninety-one) and 180 (one hundred eighty) days - 50% of the applicable grant(s) set forth above; and (iii) for service of at least 181 (one hundred eighty-one) days - 100% of the applicable grant(s) set forth above.

3.            GENERAL

The Compensation Committee and the Board shall, from time to time, review the Compensation Policy and assess the need to adjust it, based on, among others, the considerations and guidelines set forth herein. In so doing, they will conduct an examination of changes in the Company’s goals, market conditions, the Company’s profits and revenues, and any other relevant factors.

Furthermore, the Compensation Committee has taken under consideration the ratio between the Company’s officers employment terms and conditions and other Company employees and/or contract workers employed by the Company and in particular the ratio between such officer’s compensation to the average, median and lowest wage paid in the Company, and resolved that the above ratios are reasonable and acceptable in light of the Company’s nature, and that they shouldn’t have any impact on the labor relations in the Company.

The Compensation Committee considers the ratio between the fixed and variable components in the Compensation Policy, taking into account the Company size, nature of activities and long-term goals, and determines a ratio that it deems to be reasonable and acceptable.